                                                                   EXHIBIT 10.28

                              SETTLEMENT AGREEMENT

                                 BY AND BETWEEN

                          SPEEDO INTERNATIONAL LIMITED

                                       AND

                         AUTHENTIC FITNESS CORPORATION,

                        AUTHENTIC FITNESS PRODUCTS, INC.,

                             THE WARNACO GROUP, INC.

                                       AND

                                  WARNACO INC.

                              NOVEMBER 25, 2002

                              SETTLEMENT AGREEMENT

This Settlement Agreement is made and entered into by and between SPEEDO INTERNATIONAL LIMITED, a company duly organized under the laws of England and Wales having a principal place of business and offices at The Pentland Centre, Squires Lane, London NS 2QL, ("SIL") and AUTHENTIC FITNESS CORPORATION, a Delaware corporation, and AUTHENTIC FITNESS PRODUCTS, INC., a Delaware corporation, each having a principal place of business and offices at 6040 Bandini Boulevard, Los Angeles, California and 90 Park Avenue, New York, New York 10016, U.S.A., and each an indirect subsidiary of The Warnaco Group, Inc. (collectively, "AFC"), THE WARNACO GROUP, INC. and WARNACO INC., Delaware corporations with principal places of business at 90 Park Avenue, New York, New York 10016 ("collectively Warnaco").

                                    RECITALS

A. SIL and AFC are parties to License Agreements dated May 10, 1990, as amended and assigned, whereby, among other things, a predecessor in interest of SIL with respect to the License Agreements granted a predecessor in interest of AFC with respect to the License Agreements the exclusive right in perpetuity to use the trademark SPEEDO and other specified licensed marks in the specified licensed territories, as set forth therein.

B. On September 14, 2000, SIL filed Civil Action No. 00-6931 in the United States District Court for the Southern District of New York against AFC and Warnaco (the "Civil Action"), claiming, among other things, that AFC had breached the Speedo Licenses (as defined in Schedule 2 hereto).

C. On June 11, 2001 (the "Petition Date"), The Warnaco Group, Inc. and certain of its affiliates, including AFC (collectively, the "Debtors"), filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Southern District of New York (the "Chapter 11 Proceedings"). As a result of the Chapter 11 Proceedings, the Civil Action was stayed (the "Automatic Stay").

D. On December 13, 2001, SIL filed a Motion for Relief From the Automatic Stay in the United States Bankruptcy Court for the Southern District of New York (the "Motion to Lift Stay").

E. By that certain "Memorandum of Decision and Order Denying Speedo International Limited's Motion for Relief From the Automatic Stay" issued by the Bankruptcy Court on June 11, 2002, the Bankruptcy Court denied the Motion to Lift Stay. On October 1, 2002, the Debtors filed with the Bankruptcy Court the Joint Plan of Reorganization of The Warnaco Group, Inc. and Its Affiliated Debtors and Debtors in Possession Under Chapter 11 of the Bankruptcy Code (as such Plan may be amended or modified from time to time, the "Plan") pursuant to which AFC seeks to assume the Speedo Licenses.

F. In order to avoid the costs and risks of protracted litigation, and to ensure that the rights of all parties to the Speedo Licenses are clear and uninterrupted, and to facilitate the confirmation and consummation of the Plan (including the assumption of the Speedo Licenses by AFC), and without any admission of wrongdoing or liability by any party hereto, the parties hereto have come to a mutual agreement to resolve and settle the disputes between them amicably, and hereby memorialize and confirm the terms and conditions of such resolution and settlement by entering into and executing simultaneously herewith this Settlement Agreement, as well as the Amendment to Licenses and the Web Site Agreement (together, the "Amendments").

          NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and described herein, the parties agree as follows:

     1. AFC, Warnaco and SIL acknowledge that this Settlement Agreement (including the Amendments) is subject to the approval of the Bankruptcy Court, and, as promptly as practicable, AFC and Warnaco shall file a motion seeking entry of an order by the Bankruptcy Court approving this Settlement Agreement, including, without limitation, AFC's and Warnaco's assumption of the Speedo Licenses and Amendments pursuant to Section 365 of the Bankruptcy Code (the "Bankruptcy Court Approval Order"). The form and content of the motion and the notice of the hearing thereon shall be subject to approval by both Licensee and Licensor. SIL shall support the entry of the Bankruptcy Court Approval Order. The parties hereto agree and acknowledge that the terms of the Settlement Agreement fully and completely satisfy all requirements for the assumption of the Speedo Licenses and Amendments by AFC and Warnaco contained in Section 365 of the Bankruptcy Code, including, without limitation, the requirement to cure all outstanding defaults, if any, under the Speedo Licenses and the "adequate assurance of future performance" requirement. Accordingly, this Settlement Agreement and the Amendments shall become effective on the first business day following the expiration of ten days after entry of the Bankruptcy Court Approval Order unless the Bankruptcy Court Approval Order has been stayed by a court order in which case it shall become effective (if ever) on the date on which such stay has been lifted or otherwise terminated and the Bankruptcy Approval Order takes effect (the "Effective Date"). Notwithstanding the fact that this Settlement Agreement is made subject to entry of the Bankruptcy Court Approval Order, this Settlement Agreement constitutes an agreement between the parties immediately upon the date of its full execution by all parties hereto (the "Execution Date"). Accordingly, during the period between the Execution Date and the Effective Date, the parties agree that this Settlement Agreement shall constitute a binding agreement which shall become effective on the Effective Date, and that they shall do nothing contrary to the terms of this Settlement Agreement, provided that this Settlement Agreement shall, unless the parties otherwise agree in writing, be null and void if the Effective Date hereof does not occur on or before the "effective date" of the Plan (as defined in Article I of the Plan), or if the Bankruptcy Court refuses to approve this Settlement Agreement at the hearing thereon.

     2. Within three (3) days of the Effective Date, (a) AFC will pay, via wire transfer, to SIL the total amount of U.S. Two Million Dollars (US$2,000,000) (the "Payment") in full and total satisfaction of all of SIL's claims, including those for monetary payment and damages against AFC and Warnaco under and in connection with the Speedo Licenses through and including June 30, 2002 (the "Release Date"), including, without limitation, all claims set forth in the Civil Action, the Motion to Lift Stay or otherwise for payment of royalties and other amounts identified and claimed to be due and owing under the Speedo Licenses to and through the Release Date, provided that nothing in this Agreement relieves AFC of its obligation to account and pay royalties owing for all periods after the Release Date through and after the Effective Date in the normal course of business; (b) AFC will reimburse SIL, via wire transfer, in the amount of U.S. Five Hundred Thousand Dollars (US$500,000) in connection with SIL's reasonable attorney's fees incurred in connection with the Civil Action and the Motion to Lift Stay; and (c) AFC will pay to SIL, via wire transfer, in the amount of U.S. Fifty-Seven Thousand Eight Hundred Sixty-Five Dollars and 56 cents (US$57,865.56) in relation to the double payment of such amount to AFC and Authentic Fitness of Canada during December 1999 and February 2000. If for any reason (including without limitation due to a stay of the Bankruptcy Court Approval Order) all amounts set forth immediately above (i.e., a total of US$2,557,865.56) are not paid to SIL on or before the first business day following the expiration of ten days after entry of the Bankruptcy Court Approval Order, then without limiting any other rights of SIL, interest on such amounts, payable by AFC to SIL, shall accrue daily at the rate of three percent (3%) above LIBOR.

     3. AFC and Warnaco hereby assigns all rights in the SPEEDO.COM domain name (including the domain name registration therefor) and all other domain names AFC or any parent, subsidiary or affiliated entity owns that includes "SPEEDO" hereto (the "SPEEDO Domain Names") including without limitation those domain names identified on Schedule 1 annexed hereto throughout the world together with the goodwill attached thereto, and AFC agrees to make, within ten (10) days of the Effective Date, all filings necessary to ensure that title and beneficial ownership to the domain name registrations for the SPEEDO Domain Names are transferred to SIL. Notwithstanding anything to the contrary contained herein, all Internet activity by AFC under the New Domain Name in connection with the Trade Marks, the Licensed Products or the Retail Stores (as defined in the Speedo Licenses) shall be governed by the terms of the Web Site Agreement executed simultaneously herewith and (as applicable) the Speedo Licenses, provided that (a) AFC shall enjoy a transition period not to exceed one hundred and eighty (180) days from the Effective Date (the "Transition Period") within which AFC may continue to operate its current web site and email systems under the SPEEDO.COM domain name and, on or before the end of the Transition Period will rename its existing SPEEDO.COM web site to a web site identified by a new domain name incorporating SPEEDO and a geographic qualifier, as shall be agreed upon between the parties (the "New Domain Name"), pursuant to the terms of the Web Site Agreement; (b) during the Transition Period, AFC will retain the right to use the SPEEDO.COM name in, for example, retail stores, product advertising, promotional materials, product catalogs, product displays, product labels and hang tags, stationery, business cards, and other related business materials (the "Materials"); (c) after the Transition Period, any remaining Materials displaying the SPEEDO.COM domain name (unless any such Materials are exempted by way of approval by SIL post the Transition Period which shall not be unreasonably withheld or delayed for a further period of six months) shall promptly be modified or conformed to use the New Domain Name (to the satisfaction of SIL) or destroyed promptly by AFC (unless agreed otherwise in writing by SIL) and shall not be used or distributed; and (d) AFC will continue to operate a commercial Internet and E-Mail web site under the New Domain Name, all in accordance with the terms and conditions specified in the Web Site Agreement.

     4. The parties shall enter into simultaneously herewith an Amendment to the Speedo Licenses, which provides, among other things, for an increase in the percentage royalty to be paid on Net Sales of Licensed Products in excess of US $125 million commencing in July 2003 by 1/2 of 1%.

     5. Promptly following full performance of the obligations set forth in paragraph two (2) above, and in any event, by no later than five (5) business days following such performance, SIL will file all documents necessary to withdraw and dismiss with prejudice the Civil Action and any pending motion to lift the automatic stay on such action. SIL represents that it has filed no other requests for relief, payment or claims filed in the Chapter 11 Proceedings, or otherwise relating to the disputes that are the subject matter of this Settlement Agreement.

     6. In consideration of, and except with respect to, the obligations, rights, and agreements set forth in this Settlement Agreement, AFC, Warnaco, and SIL each hereby release and discharge each other, and the other's parents, subsidiaries, affiliates, partners, members, shareholders, officers, directors, employees, agents, licensors, licensees, customers (both direct and remote), successors, and assigns and all those in privity with any one or more of them from all claims, actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law or in equity, which any such party ever had against any of the others and now has, by reason of any matter, cause or thing whatsoever, arising with respect to the Speedo Licenses that were or could have been the subject of the Civil Action and the Motion to Lift Stay, from the beginning of the world through and including the Effective

Date, provided that nothing in this Settlement Agreement shall relieve the parties from their respective obligations under the Speedo Licenses for all periods after the Release Date. This Settlement Agreement does not constitute, and may not be construed as, an admission of any kind with respect to the matters in dispute, or of any wrongdoing or liability whatsoever. Neither entering into, negotiating, nor performing the terms of this Settlement Agreement shall be construed as, or deemed to be evidence of, any admission or concession by any party hereto.

     7. This Settlement Agreement (including the Amendments) constitutes the entire agreement by and among the parties relating to the subject matter hereof, and supersedes all prior negotiations, discussions, representations, or agreements relating to the disputes resolved by this Settlement Agreement. Notwithstanding anything to the contrary contained in the immediately preceding sentence, the terms of the Speedo Licenses (as amended by the Amendments) shall continue in full force and effect. This Settlement Agreement shall not be amended, altered, supplemented, modified, superseded, or otherwise changed, and no provision may be waived, unless in writing executed by the parties hereto and expressly stating that it is an amendment, alteration, supplement, modification, or waiver of specific provisions of this Settlement Agreement (including the Amendments).

     8. This Settlement Agreement shall be binding upon the parties, their successors, assigns (including all assignees of the SPEEDO trademarks in the Licensed Territories (as defined in the Speedo Licenses)), parents, subsidiaries, affiliated companies, and all of their officers, agents, servants and employees.

     9. This Settlement Agreement was drafted with full and equal participation from the parties and their counsel, and no provision herein may be construed against or in favor of any party because of the relevant bargaining positions, strengths or sophistication thereof or which party drafted any such provision.

     10. All notices, requests, consents demands, approvals and other communications, including the service of process hereunder, shall be deemed to have been duly given, made or served if in writing and delivered personally or sent by overnight carrier that requires the addressee to acknowledge receipt thereof to the respective parties to this Settlement Agreement as set forth below or as later amended in writing:

     a)   If to SIL:

          Pentland Group plc
          The Pentland Centre
          Squires Lane
          London N3 2QL
          ENGLAND
          Attention: General Counsel
          Fax No.: 011-44-208-343-4876

     with a copy to:

          Roger L. Zissu, Esq
          Craig S. Mende, Esq.
          Fross Zelnick Lehrman & Zissu, P.C.
          866 United Nations Plaza
          New York, NY 10024
          Fax No.: (212) 813-5901

          and:

     b)   If to AFC or Warnaco:

          The Warnaco Group, Inc.
          90 Park Avenue

          New York, New York 10016
          Attn: General Counsel
          Fax No.: (212) 503-8536

     with a copy to:

          Karen Artz Ash, Esq.
          Katten Muchin Zavis Rosenman
          575 Madison Avenue
          New York, New York 10022
          Fax No.: (212) 940-8671

     11. This Settlement Agreement may be executed in counterparts and signatures hereon may be exchanged and transmitted by facsimile transmission, which counterparts and signatures shall be deemed to be originals constituting a single agreement and shall be deemed valid and binding.

     12. There are no third party beneficiaries to this Settlement Agreement.

     13. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

     14. All rights and remedies that either party may have hereunder or by operation of law are cumulative and the pursuit of one right or remedy will not be deemed an election to waive or renounce any other right or remedy.

     15. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be fully performed within the State of New York. The Bankruptcy Court shall retain jurisdiction with respect to any matters, claims, rights or disputes arising from or related to the implementation of this Settlement Agreement and the Bankruptcy Court Approval Order until the "effective date" of the Plan (as defined in Article I of the Plan).

     16. The parties agree to maintain as confidential the terms and conditions of the Speedo Licenses (including the Amendment) and shall not disclose the contents of the same, or information or records disclosing in any way the content of their negotiations, to anyone unless such disclosure is (i) lawfully required by any governmental agency; (ii) produced in response to a discovery request in a civil litigation or from a governmental agency or official (iii) otherwise required to be disclosed by law, including legally required financial reporting, or to the extent required by any internationally recognized securities exchange (including the NYSE and the NASDAQ); (iv) necessary in any legal proceeding in order to enforce any provision of the Speedo Licenses; (v) to counsel of record in the Civil Action; or (vi) required to obtain the Bankruptcy Court Approval Order. If it shall become necessary to make a disclosure under any of the circumstances identified in subsections (ii), (iv) or (vi) above, the party proposing such disclosure shall advise the other party in writing at least ten (10) days prior to such anticipated disclosure, and such time would enable the other party to take any steps on its own behalf to address or prevent such disclosure and the other party will cooperate with reasonable requests relating thereto (e.g. seeking a protective order in connection with any disclosure required and/or redacting royalty and other sensitive terms). The terms and conditions of the Speedo Licenses and Amendments may not be disclosed, under any circumstances, to any vendors, customers, competitors or the press.

                             SIGNATURE PAGE FOLLOWS

          IN WITNESS WHEREOF, the parties have executed this Settlement Agreement as of the date set forth herein:

                                                SPEEDO INTERNATIONAL LIMITED


                                                By:  /s/ Andrew K. Rubin
                                                    ----------------------------
                                                Name:  Andrew K. Rubin
                                                Title: Director
                                                Date:  November 25, 2002


                                                AUTHENTIC FITNESS CORPORATION


                                                By:   /s/ Stanley P. Silverstein
                                                    ----------------------------
                                                Name:  Stanley P. Silverstein
                                                Title: President
                                                Date:  November 25, 2002


                                                AUTHENTIC FITNESS PRODUCTS, INC.


                                                By:  /s/ Stanley P. Silverstein
                                                    ----------------------------
                                                Name:  Stanley P. Silverstein
                                                Title: President
                                                Date:  November 25, 2002


                                                WARNACO INC.


                                                By:  /s/ Stanley P. Silverstein
                                                    ----------------------------
                                                Name:  Stanley P. Silverstein
                                                Title: Vice President
                                                Date:  November 25, 2002


                                                THE WARNACO GROUP INC.


                                                By: /s/ Stanley P. Silverstein
                                                    ----------------------------
                                                Name:  Stanley P. Silverstein
                                                Title: Vice President
                                                Date:  November 25, 2002

                                   SCHEDULE 1

          The SPEEDO Domain Names:

          SPEEDO.COM

          SPEEDOAMERICA.COM

          SPEEDO-AMERICA.COM

          SPEEDOAMERICA.NET

          SPEEDO-AMERICA.NET

          SPEEDOAMERICA.ORG

          SPEEDO-AMERICA.ORG

          SPEEDOCANADA.COM

          SPEEDO-CANADA.COM

          SPEEDOCANADA.NET

          SPEEDO-CANADA.NET

          SPEEDOCANADA.ORG

          SPEEDOMEXICO.COM

          SPEEDO-MEXICO.COM

          SPEEDOMEXICO.NET

          SPEEDO-MEXICO.NET

          SPEEDOMEXICO.ORG

          SPEEDO-MEXICO.ORG

          GOSPEEDO.COM

          SPEEDO-USA.COM

          SPEEDOAUTHENTICFITNESS.COM

          SPEEDOAUTHENTIC.COM

          SPEEDO-AUTHENTIC.COM

          SPEEDO.COM

          GOSPEEDO.NET

          GOSPEEDO.ORG

          SPEEDOAUTHENTIC.NET

          The SPEEDO Domain Names:

          SPEEDO-AUTHENTIC.NET

          SPEEDOAUTHENTIC.ORG

          SPEEDO-AUTHENTIC.ORG

          SPEEDOUSA.NET

          SPEEDO-USA.NET

          SPEEDOUSA.ORG

          SPEEDO-USA.ORG

                                   SCHEDULE 2

Speedo Licenses shall be defined as follows:

Two license agreements dated May 10, 1990 (the "1990 Licenses") entered into by Speedo International BV, Speedo International Limited, Warnaco Inc., and Warnaco International Inc., as assigned and amended, concerning use of the SPEEDO Trade Mark and related marks in, respectively, (a) the United States and Canada, and
(b) Mexico and the Caribbean Islands, as such territories are defined therein; and subsequent agreements relating to these 1990 Licenses including the May 8, 1992 name agreement effective as of April 29, 1992; the letter agreement dated December 7, 1995; the Addendum dated December 15, 1995; and the Memorandum of Understanding Regarding the Calculation of Royalties for Licensed Products Sold By The Speedo Authentic Fitness Retail Stores dated December 15, 1995.

                                     EXHIBIT A


                                  Amendment to the
                                   Speedo Licences


                                  See Exhibit 10.29
                                  to this Form 10-K

                                 EXHIBIT B



                              WEB SITE AGREEMENT

         THIS WEB SITE AGREEMENT is made by and between SPEEDO INTERNATIONAL LIMITED, a company duly organized under the laws of the England and Wales having a principal place of business and offices at The Pentland Centre, Squires Lane, London N3 2QL ("Licensor"), and AUTHENTIC FITNESS CORPORATION and AUTHENTIC FITNESS PRODUCTS, INC. Delaware corporations, having their principal place of business and offices at 6040 Bandini Boulevard, Los Angeles, California and 90 Park Avenue, New York, New York 10016, U.S.A., .each an indirect subsidiary of The Warnaco Group, Inc. ("Licensee").

1. Definitions. Except as expressly noted below, all definitions herein shall be the same as those used in those License Agreements between the parties dated May 10, 1990, as amended and assigned and the Amendments as defined in the Settlement Agreement as entered into simultaneously herewith (collectively, the "License Agreements").

1.1 The effective date of this Web Site Agreement ("the Effective Date") shall be the "effective date" of the Settlement Agreement as defined therein and as entered into simultaneously herewith.

2. Grant. Subject to the obligations and limitations detailed below, Licensor hereby grants Licensee a license in connection with an internet web site as follows:

      (A) New Domain Name. To use a domain name(s) to be owned by Licensor that incorporates SPEEDO (e.g., SPEEDOAMERICAS.COM) to be agreed upon by the parties (the "New Domain Name").

      (B) Goods/Services. To promote the sale of Licensed Products and to sell Licensed Products solely in the Licensed Territories through a web site accessible through that New Domain Name (the "Web Site").

      (C) Territory. Licensee may offer, through the Web Site, only Licensed Products for sale only within the Licensed Territories. While it is not a violation of this provision for the Web Site to be accessible to Internet users worldwide, Licensee may not accept, service or fulfill orders for Licensed Products from outside the Licensed Territories. Licensee shall post a statement visibly and prominently to this effect on the Web Site, and shall take reasonable steps (technological and otherwise) to prevent the acceptance, servicing or filling of orders from outside the Licensed Territories or target the Web Site to or collect data from users outside the Licensed Territories.

      (D) Duration. The term of the grant herein shall be for as long as the License Agreements remain valid and in effect. Upon any termination of the License Agreements, Licensee shall immediately cease all operation of the Web Site. If Licensee's rights to use the Trade Marks under the License Agreements are terminated solely with respect to any one or more countries within a Licensed Territory pursuant to the terms of the License

          Agreements, Licensee shall cease accepting services or fulfilling orders for Licensed Products in such countries.

Any web site operated by Licensee under the New Domain Name shall be subject to the terms of this Web Site Agreement.

3. Registration and Maintenance. The New Domain Name shall be registered in the name of Licensor, and Licensor shall maintain registration of the New Domain Name, but the Web Site shall be developed and maintained by Licensee, on Licensee's server, at Licensee's sole expense.

4. Use of the Trade Marks.

      (A) The content and presentation as of 9:30 am GMT 5 November 2002 of Licensee's current web site (which is located at www.speedo.com as of such date), shall be deemed acceptable except as otherwise agreed in this Web Site Agreement.

      (B) Except as otherwise detailed herein, use of the New Domain Name, including without limitation in stores, and on packaging, promotional materials, and advertisements, shall be governed by the terms of the License Agreements in the same manner as use of the Trade Marks under the License Agreements.

      (C) Except as otherwise detailed herein, the Web Site, including without limitation use of the Trade Marks on the Web Site, shall be governed by the License Agreements, including without limitation Clause 11 of the License Agreements.

      (D) Licensee shall only display and/or sell on the Web Site Licensed Products bearing the Trade Marks.

      (E) Licensee shall display the Trade Marks on the Web Site in a manner that complies with all of Licensor's Brand Guidelines as amended from time to time, including those regarding typeface and color.

      (F) Licensee shall not obscure, obliterate, tamper with, add to or alter any of the Trade Marks on the Web Site unless Licensor has given prior written approval.

5. Uniformity

      (A) Home Page. The home page of the Web Site shall be substantially similar as to content and presentation of the home page of the web site that Licensor will maintain at the domain name SPEEDO.COM ("Licensor's Site") as is amended by Licensor from time to time.

      (B) Web Site Consultation. In order to promote a uniform global brand image and positioning, the Licensor may from time to time make recommendations as to the content and overall presentation of the Web Site (other than the home page) including as to:

          (1) the description or promotion of core products (e.g., competition swimwear such as "Fast Skin"); or

          (2) the description of the history of the SPEEDO brand; or

          (3) the positioning of discounted Licensed Products,

and on receipt of such recommendations, Licensee agrees to consult with Licensor in good faith regarding such recommendations.

6. Third-Party Rights. Licensee shall ensure at its own expense that the Web Site does not knowingly infringe or violate any rights of any third parties, and shall obtain all consents, releases, assignments, licenses and other approvals required in order to use the content (including as to the placing of links to third-party web sites) on the Web Site.

7. Links. Licensee shall maintain a prominent "hot link" to the home page of Licensor's Site on the home page of the Web Site. The precise form of the link (e.g., the icon) shall be in accordance with Licensor's reasonable instructions, as may be revised from time to time, and the precise positioning shall be mutually agreed by the parties. Licensee shall request in writing and acquire prior written approval from Licensor before placing any links to any third-party web sites on the Web Site, such approval not to be unreasonably withheld.

8. Web Site Policy. Licensee shall consult in good faith with Licensor regarding Licensor's Internet policy as it pertains to the Web Site, as such policy may be amended from time to time.

9. Licensor's Link to Licensee. During the term of this Agreement Licensor shall maintain on the home page of Licensor's Site (once it is online) a "hot link" to the Web Site, in a form to be mutually agreed upon between Licensor and Licensee.

10. Goodwill. Licensee acknowledges that Licensor holds the exclusive benefit of all goodwill accrued, established or to be accrued or established in the New Domain Name.

11. Local Law Compliance. Licensee shall ensure at its own expense that the Web Site complies with all laws, ordinances, rules, regulations and other requirements of the governments of each country in the Licensed Territories, including all such laws, ordinances, rules, regulations and other requirements addressing
Internet web sites and data privacy. Licensee shall not use the Web
Site or the New Domain Name for any illegal purpose and shall ensure such uses are consistent with the high quality, character and image of the Trade Marks.

12. Indemnity. Licensee shall indemnify Licensor against any liability, claims, demands, proceedings, losses, costs or expenses (including all attorneys' fees that Licensor may expend in defending against any such claims or actions) which may be brought against or suffered or incurred by Licensor relating to or arising out of, or arising out of the use of, the Web Site or the New Domain Name excluding any claims caused by the negligence of the Licensor.

13. Limitation on Registrations. Without limitation to any other restrictions in the License Agreements concerning use and registration of the Trade Marks, Licensee shall not register or seek to register, or permit, or be involved in any way in the registration of, or acquire any registrations for, any domain name that includes or otherwise incorporates SPEEDO or any other of the Trade Marks or any name that is deceptively similar to SPEEDO or any other of the Trade Marks.

14. Further Assurances. Licensee shall, upon the reasonable request of Licensor, execute, acknowledge and deliver all such further documents, deeds, assignments, licenses, transfers or conveyances as may be required to give full effect to the terms and conditions of this Agreement.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and performed fully therein, without reference to any choice of law, and federal laws applicable to trade marks, copyrights and patents in each country in the Territory, as applicable.

16. Successors and Assigns. This Agreement shall be binding, valid and enforceable against, and the benefits thereof shall inure to, Licensor's and
 Licensee's successors, assigns, parents, subsidiaries, affiliates, licensees, and parties in privity with them.

17. Headings. The headings herein are solely for the convenience of the parties and do not constitute a substantive part of this Web Site Agreement.

      IN WITNESS WHEREOF, the parties have executed this Website Agreement as of this ___ day of _________, 2002:

                                            SPEEDO INTERNATIONAL LIMITED


                                            By: /s/ Andrew K. Rubin
                                               ______________________________
                                            Name:  Andrew K. Rubin
                                            Title: Director
                                            Date:  November 25, 2002

                                            AUTHENTIC FITNESS CORPORATION


                                            By: /s/ Stanley P. Silverstein
                                              ----------------------------
                                            Name:  Stanley P. Silverstein
                                            Title: President
                                            Date:  November 25, 2002


                                            AUTHENTIC FITNESS PRODUCTS INC.


                                            By: /s/ Stanley P. Silverstein
                                              ----------------------------
                                            Name:  Stanley P. Silverstein
                                            Title: President
                                            Date:  November 25, 2002